UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                                                           October 22, 2004

                      WEBCO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Oklahoma                                                                       0-23242                                                               73-1097133
(State or other jurisdiction of                               (Commission File Number)                                               (IRS Employer
        incorporation)                                                                                                                                Identification No.)

9101 West 21st Street,          Sand Springs, Oklahoma          74063
(Address of principal executive offices)                              (Zip Code)

Registrant’s telephone number, including area code:          (918) 241-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

      [    ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      [ X]  Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      [    ]  Pre-commencement  communications   pursuant  to  Rule  14d-2(b)  under  the Exchange  Act   (17  CFR  240.14d-2(b))
      [    ]  Pre-commencement  communications  pursuant  to  Rule  13e-4(c)  under  the Exchange  Act   (17  CFR  240.13e-4(c))

Item 8.01  Other Events.

        As previously announced, Webco Industries, Inc. (“Webco”) intends to call a Special Meeting of its stockholders at which stockholders will vote on proposals to amend Webco’s Certificate of Incorporation to effect, as determined by the Board of Directors in its discretion, one of five alternative reverse/forward stock split combinations (each having a net effect of a one-for-10 reverse split).  Stockholders whose shares are converted into less than one share in the reverse split (because they had fewer shares than the reverse split ratio at the effective time of the reverse split) will receive a cash payment from Webco in the amount of $4.75, without interest, for each share of common stock, par value $.01 per share, they held immediately before the reverse split.  Stockholders who own more than one share after the reverse split will receive one share for every 10 shares they owned prior to the reverse split and for each fractional share they would otherwise receive as a result of the forward split, stockholders will receive a cash payment in the amount of $4.75, without interest, per pre-reverse-split share in lieu of a fractional share.  The reverse stock split and forward stock split to be effected by the amendment to Webco’s Certificate of Incorporation, the cash payments to stockholders and other related matters are referred to herein as the “Transaction.”  A Special Committee of independent directors was appointed by the Board of Directors of Webco to consider the Transaction.  The Special Committee retained Hoak Breedlove Wesneski & Co. (“Hoak Breedlove”) as its financial advisor to assist with the Transaction and to prepare an opinion as to the fairness, from a financial point of view, of the Transaction to the stockholders who will receive cash in the Transaction.

        In connection with the Transaction, Webco’s management provided Hoak Breedlove with information about Webco that is not publicly available, including financial projections.  The first projections provided to Hoak Breedlove were prepared in March 2004 based on expected market conditions at that time and were utilized in Hoak Breedlove’s valuation and fairness opinion rendered on June 24, 2004.  By early July 2004, the lack of domestic availability of steel coil and the related unprecedented rise in the cost of steel and the short term beneficial effect thereof on Webco’s net income led Webco management to believe that these projections should be updated and provided to the Special Committee and Hoak Breedlove.  The second set of projections provided to Hoak Breedlove and the Special Committee was utilized in Hoak Breedlove’s valuation and fairness opinion rendered on July 23, 2004.  Both sets of projections are included in Webco’s preliminary proxy material relating to the Transaction filed with the Securities and Exchange Commission on September 29, 2004.  By mid-October 2004, as a result of the continuing lack of domestic availability of steel and further increases in the cost of steel coil and the substantial beneficial near term effect thereof anticipated with respect to Webco’s net income, Webco management believed that the second set of projections should be updated and provided to the Special Committee and its financial advisors, so that they can determine whether or not the Transaction continues to be fair to unaffiliated stockholders in view of the significantly improved expected near-term results for Webco contained in the new projections.  Since the new projections are materially different in certain respects from the projections contained in Webco’s preliminary proxy material related to the transaction and filed with the Secruities Exchange Commission on September 29, 2004, the projections contained in the preliminary proxy material should not be relied upon for any purpose.

        Hoak Breedlove, which had acted as the Special Committee’s financial advisor, has ceased doing business.  Accordingly, in connection with its consideration of the third set of financial projections, the Special Committee retained Southwest Securities, Inc. (“SSI”) as its financial adviser to assist with the Transaction and to render its opinion as to the fairness, from a financial point of view, of the Transaction to stockholders who will receive cash in the Transaction.  The former Managing Director of Hoak Breedlove who was in charge of Hoak Breedlove’s engagement by the Special Committee is currently a Managing Director of SSI.  In addition, the former vice president for Hoak Breedlove has been engaged by SSI to assist SSI in the valuation project in order to provide continuity.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                             WEBCO INDUSTRIES, INC.

Dated: October 22, 2004                                            By: /s/ Michael P. Howard
                                                                                   Michael P. Howard
                                                                                   Vice President and
                                                                                   Chief Financial Officer